Exhibit 7.3

LUMINUS MANAGEMENT UNVEILS DETAILED PLAN TO ENHANCE
LONG-TERM VALUE FOR TRANSALTA SHAREHOLDERS

Believes Company Should Take Proactive Measures to Realize Full Potential

New York, January 16, 2008– Luminus Management, LLC and LS Power (collectively “Luminus Group”), TransAlta Corporation’s (TSX: TA) (NYSE: TAC) largest shareholder, today released a White Paper entitled “An Operator’s Guide to Unlocking Value at TransAlta.”  In a detailed five-point plan, Luminus Group outlines a series of recommendations aimed at enhancing value for all TransAlta shareholders.  The White Paper will be available at www.ImproveTransAlta.com and www.sec.gov in a Schedule 13D/A filing with the Securities and Exchange Commission.  Luminus Group is the beneficial holder of approximately 8% of TransAlta’s outstanding shares.

Luminus Group has significant concerns about the business and affairs of TransAlta.  Specifically, Luminus Group notes that the Company continues to employ a financing strategy that is reminiscent of the vertically-integrated regulated utility it once was, and that the Company has not taken full advantage of its unique value creation opportunities.  The report goes on to say that, in recent years, TransAlta initiated an aggressive expansion strategy, exercised minimal capital discipline and amassed an unwieldy portfolio of assets to meet self-imposed generation capacity growth targets.  As a result, Luminus Group believes that the public market does not recognize the inherent value of TransAlta’s assets.

Paul Segal, President of Luminus Management, said, “TransAlta fundamentally has valuable assets and has recently taken some limited steps to remedy its problems.  However, shareholders deserve immediate and decisive action to better position TransAlta for the future.  We have outlined a detailed plan for the Company to realize its full potential and to create meaningful, long-term value for all TransAlta shareholders.”

Mr. Segal added, “By taking the steps we have outlined, all TransAlta shareholders can benefit from a continued secure dividend and gain more of the upside associated with strengthening power markets, improved operations, high-return growth projects and the expiration of TransAlta’s below market Alberta Power Purchase Arrangements (“PPAs”).”

Luminus Group’s detailed plan identifies a series of proactive measures that TransAlta should take to realize its full potential and create meaningful long-term value for all shareholders.  These actions are:

1. Undertake a strategic review of TransAlta’s assets to rationalize its complex portfolio:
ú	Consider selling its assets in the non-core Mexican and Australian markets;
ú	Explore the sale or a partial IPO of its “green” portfolio; and
ú	Explore the sale of TransAlta’s controlling interest in the TA Cogen assets.

2. Reduce TransAlta’s cost of capital by raising low cost debt:
ú
TransAlta is the only IPP with an investment grade credit rating and is under-leveraged.  A BB credit rating would allow the Company to access more low-cost debt capital while maintaining its annual dividend; and

ú	Utilize alternative credit structures to eliminate any impact that a non-investment grade credit rating may have on collateral for TransAlta’s power marketing/trading activities.

3. Fund construction of development projects and acquisitions using third party project level capital rather than funding on the TransAlta balance sheet.  This would:
ú	Increase returns;
ú	Reduce project risks/increase investment discipline; and
ú	Highlight value creation of the development activities.

4. Initiate a meaningful stock buyback:
ú	The capital that would be realized from following steps (1) and (2) above must be allocated to investments producing the greatest risk adjusted return.
ú
At recent stock prices, a share buyback would generate an unlevered internal rate of return of approximately 15% on an investment in the assets with which TransAlta is most familiar – its own power plants.  This represents a far superior risk adjusted return to the 10% hurdle rate used by TransAlta to screen its growth investments.

5. Align management incentives with shareholders’ objectives and bring on board level IPP experience:
ú	Of the public IPP companies, only TransAlta does not use option grants to align management incentives with the interests of shareholders.
ú	Luminus Group recommends that the TransAlta Board reduce management’s cash compensation component and increase the performance compensation component through stock options.

As described in a Schedule 13D filing made with the SEC on December 14, 2007, Luminus Group has put forth various shareholder proposals for inclusion in TransAlta’s Management Proxy Circular for the 2008 shareholder meeting, including a proposal that reserves Luminus Group’s right to nominate up to five directors for election at that meeting.

About the Luminus Group

Luminus Management
Founded in 2002, Luminus Management is the Investment Advisor to two investment partnerships – Luminus Energy Partners Master Fund, Ltd. and Luminus Asset Partners, LP.  Luminus Management focuses primarily on investing in independent power and utility securities.  The investment partnerships to which Luminus Management is Investment Advisor have approximately $1.4 billion of equity under management.

LS Power
Founded in 1990, LS Power is a fully integrated development, investment and asset management group with a proven track record of successful development activities, operations management and commercial contract origination and optimization.  As a developer, LS Power has successfully developed gas-fired facilities and coal-fired facilities representing over 7,000 MW of total capacity, and is currently developing more than 6,000 MW of coal, natural gas and renewable power generation facilities. LS Power currently owns and manages four natural gas-fired power generation facilities representing approximately 2,335 MW.  LS Power has purchased eighteen power generation projects with approximately 11,800 MW of generation capacity and manages two investment funds with approximately $4.3 billion of committed equity capital.

The foregoing includes, refers to or incorporates by reference certain statements that are “forward-looking statements”. All statements, other than statements of historical fact, in the foregoing that address activities, events or developments, proposed acquisitions, dispositions and financings that may occur in the future, including TransAlta’s future growth, results of operations, performance and business prospects and opportunities, and the assumptions underlying any of the foregoing, are forward-looking statements. These statements generally can be identified by use of forward-looking words such as “may”, “will”, “expect”, “estimate”, “anticipate”, “believe”, “project”, “should”, or “continue” or the negative thereof or similar variations. Forward-looking statements are based upon a number of assumptions and are subject to a number of known and unknown risks and uncertainties, many of which are beyond the Luminus Group’s control, that could cause actual results to differ materially from those that are disclosed in or implied by such forward-looking statements. These risks and uncertainties include, among other things, risks related to: business risks; cost of fuels to produce electricity, legislative or regulatory developments, competition, global capital markets activity, changes in prevailing interest rates, currency exchange rates, inflation levels, plant availability, and general economic conditions. There can be no assurance that the expectations of the Luminus Group will prove to be correct.

Although the forward-looking statements contained in the foregoing are based upon what the Luminus Group believes are reasonable assumptions, there can be no assurance that actual results will be consistent with these forward-looking statements.

All forward-looking statements in the foregoing speak as of January 16, 2008.  The Luminus Group shall have no duty and does not undertake to update any such forward-looking statements whether as a result of new information, future events or otherwise.

The information concerning TransAlta contained in the foregoing has been taken from or is based upon publicly available documents or records on file with Canadian securities regulatory authorities and other public sources.

The foregoing does not constitute a solicitation of a proxy, consent or authorization for or with respect to any meeting of, or action by vote, written consent or otherwise by, TransAlta’s shareholders. Any such solicitation, if made, will be made only in compliance with applicable law.

Contact:
Media:
Sard Verbinnen & Co.
Paul Caminiti, Dan Gagnier or Lesley Bogdanow, 212-687-8080